UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2014

Medtronic, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota	1-7707	41-0793183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

710 Medtronic Parkway Minneapolis, Minnesota	55432
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (763) 514-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In 2012 and 2013, the Board of Directors of Medtronic, Inc. (the “Company”) received several shareholder demands requesting the Company to pursue claims for breach of fiduciary duty and other related claims against certain current and former directors and officers of the Company. In addition, several shareholder derivative actions were filed against a number of current and former directors and officers of the Company in Minnesota state court and U.S. District Court for the District of Minnesota. The shareholder demands and derivative actions made various allegations, including allegations that the Company, with the knowledge and complicity of its officers and directors, designed and executed a scheme to evade the Federal Drug Administration’s prohibition against off-label promotion of medical devices in order to increase sales of INFUSE®, one of the Company’s products. The shareholder demands and derivative actions also included allegations that various officers and directors breached their fiduciary duties to the Company by causing it to conspire with physicians to underreport adverse events in studies involving INFUSE®.

In response to the shareholder demands and derivative lawsuits, the Board of Directors of the Company established a Special Litigation Committee (the “SLC”) on August 23, 2012. The SLC consisted of a retired Minnesota state court judge and a corporate law professor at the University of Minnesota Law School. The SLC was given the power and authority to investigate the claims made in the shareholder demands and derivative lawsuits, analyze the legal rights and remedies of the Company, and determine whether any rights and remedies should be pursued. For approximately 18 months, the SLC conducted an exhaustive independent investigation of the claims made in the shareholder demands and derivative lawsuits to decide whether the shareholder claims were meritorious.

On May 30, 2014, the SLC issued a report (the “SLC Report”) to the Company’s Board of Directors. In the SLC Report, the SLC concluded that the claims against the Company’s officers and directors in the shareholder demand letters and derivative lawsuits were without merit and that it would not be in the best interests of the Company to pursue such claims.

On June 4, 2014, the SLC filed a motion for approval of its findings and for dismissal with prejudice of the consolidated shareholder derivative actions pending in Hennepin County Court, Fourth Judicial District, State of Minnesota. The consolidated cases are captioned Daniel Himmel, derivatively on behalf of Medtronic, Inc. v. Gary L. Ellis, et al. The motion included a copy of the SLC Report. The hearing with respect to the motion made by the SLC is scheduled for July 2, 2014.

The SLC has also indicated that it intends to file a similar motion on June 14, 2014 seeking the dismissal of a similar derivative action pending in the U.S. District Court for the District of Minnesota captioned Charlotte Kokocinski, derivatively on behalf of Medtronic, Inc. v. Arthur D. Collins, Jr., et al.

A copy of the SLC Report is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit 99.1    Report of the Special Litigation Committee of Medtronic, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC, INC.

	By	/s/ Gary L. Ellis
Date: June 9, 2014		Gary L. Ellis Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Medtronic, Inc.

Current Report on Form 8-K

Exhibit Number	Description

99.1	Report of the Special Litigation Committee of Medtronic, Inc.